AMENDED AND RESTATED EMPLOYMENT SEPARATION AGREEMENT

This Amended and Restated Employment Separation Agreement (the “Agreement”), dated as of December 31, 2008, is entered into by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Howard Drazner, residing at                          (the “Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Separation Agreement, effective as of September 1, 2007 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), and to make certain other clarifying changes, with this Agreement to supersede the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereby agree as follows:

1.           Employment.                                In connection with the Executive’s continued employment and contingent upon the Executive’s execution of the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, the Company shall employ the Executive as President, Pharmakon, which employment shall terminate upon notice by either party, for any reason.  Executive understands and agrees that Executive’s employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2.           Termination Benefits.

a.           In further consideration for Executive’s continued employment and agreement to execute the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, and provided that, as of the 30th day following his termination date, Executive has executed the PDI Agreement and General Release given to him upon termination which will be in substantially the same form as the Agreement and General Release attached hereto (the “Release”), any applicable revocation period has expired and Executive has not revoked the Release during such revocation period, the Company agrees that if it terminates the Executive’s employment without “Cause” or due to a “Change of Control”, or if Executive resigns for “Good Reason,” as those terms are defined below, the Company will provide the following compensation and benefits to Executive:

i.           The Company will pay Executive a lump sum payment equal to the product of twelve (12) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation), plus the average of the cash incentive compensation paid to Executive during the three (3) years immediately preceding the termination date.  Subject to Section 2(e) below, such payment shall be made within forty-five (45) days after Executive’s termination date.

ii.           The Company will reimburse Executive for the cost of the premiums for COBRA group health continuation coverage under the Company’s group health plan paid by Executive for coverage during the period beginning following Executive’s termination date and ending on the earlier of either: (a) first anniversary of Executive’s termination date; or (b) the date on which Executive becomes eligible for other group health coverage, provided that no reimbursement shall be paid unless and until Executive submits proof of payment acceptable to the Company within 90 days after Executive incurs such expense.  Any reimbursements of the COBRA premium that are taxable to the Executive shall be made on or before the last day of the year following the year in which the COBRA premium was incurred, the amount of the COBRA premium eligible for reimbursement during one year shall not affect the amount of COBRA premium eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

b.           No termination benefits will be paid if Executive resigns or terminates Executive’s employment for any reason other than “Good Reason” or the Company terminates Executive’s employment for “Cause” as determined by the Chief Executive Officer, the President or the Board or its designee(s).

c.           In the event Executive’s employment with the Company is terminated by either party for any reason, Executive shall continue to be bound by the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement for the periods set forth therein.

d.           Except as may be provided under this Agreement, any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements of the Company shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and Executive shall have no right to receive any other compensation or benefits, or to participate in any other plan or arrangement, following the termination of Executive’s employment by either party for any reason.

e.           Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination of employment.  Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment.  The 6-month payment delay requirement of this Section 2(e) shall apply only to the extent that the payments under this Section 2 are subject to Code Section 409A.  With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

f.           All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement or applicable law.

3.           Definitions.

a.           Cause shall mean: (1) the failure of Executive to use Executive’s best efforts in accordance with Executive’s position, skill and abilities to achieve Executive’s goals as periodically set by the Company; (2) the failure by Executive to comply with the reasonable instructions of the Chief Executive Officer and/or his designee, provided that such instructions are consistent with Executive’s duties and responsibilities hereunder, and which such refusal continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail the instructions Executive has failed to comply with; (3) the failure by Executive to adhere to the Company’s documented policies and procedures that continues unremedied for a period of ten (10) business days after the Chief Executive Officer and/or his designee has given written notice to Executive specifying in reasonable detail Executive’s breach of such policies and/or procedures; (4) the failure of Executive to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; (5) Executive's conviction of any felony or any criminal offense involving fraud, deceit, dishonesty or unethical behavior  (including the entry of a nolo contendere plea); or (6) any documented act of material dishonesty or fraud by the Executive in the commission of his duties.

b.           Base Monthly Salary shall mean an amount equal to one-twelfth of Executive’s then current annual base salary.  Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to employees of the Company at the executive level.

c.           Change of Control shall mean: (1) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (2) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (3) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly.  Notwithstanding the preceding sentence, (i) any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect, shall not constitute a Change of Control.

d.           Good Reason.  Executive’s termination of employment with the Company shall be for Good Reason if (i) Executive notifies the Company in writing that one of the Good Reason Events (as defined below) has occurred, which notice shall be provided within ninety (90) days after he first becomes aware of the occurrence of such Good Reason Event, (ii) the Company fails to cure such Good Reason Event within thirty (30) days after receipt of the written notice from Executive (the “Cure Period”) and (iii) Executive resigns employment within thirty (30) days following expiration of the Cure Period.  For purposes of this Agreement, a “Good Reason Event” shall mean any of the following which occur without Executive’s consent: (1) the Company’s failure to timely pay any material amount of compensation to Executive when due; (2) a reduction in Executive’s annual base salary of more than 15% unless all similarly situated executives receive a like reduction in base pay; (3) the relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s current principal place of employment; and (4) a material adverse change in the Executive's duties and responsibilities.

4.           Integration; Amendment.  This Agreement, the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, and the Executive’s Individual Stock Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein.  No amendments or additions to such agreements shall be binding unless in writing and signed by both parties.

5.           Governing Law; Headings.  This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.  Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

6.           Jurisdiction.  Except as otherwise provided for herein, each of the parties: (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party.  Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

7.           Prevailing Party Provision.  Each of the parties agrees that it/he will not file any action alleging a breach of this Agreement against the other without first providing the other party with ten (10) business days’ notice, in writing, of the potential cause of action.  The parties agree and expect that during that notice period, each will work in good faith to attempt to resolve the dispute and/or cure any breach.  In the event the parties cannot resolve any dispute and an action is filed based on an alleged breach of the Agreement, the parties agree that the prevailing party in such action shall receive reimbursement of its/her reasonable attorneys’ fees and costs from the non-prevailing party.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

By:   /s/ Howard Drazner
Howard Drazner

PDI, INC.

By:   /s/ Nancy Lurker
Nancy Lurker
Chief Executive Officer